Filed pursuant to Rule 424(b)(3)
                                                     Registration No. 333-149617



                                   PROSPECTUS


                            PICKFORD MINERALS, INC.
                 1,200,000 TO 2,000,000 SHARES OF COMMON STOCK
                             PRICE: $0.05 PER SHARE

This is an initial public offering of shares of common stock of Pickford Minerals, Inc. We will be selling a minimum of 1,200,000 and a maximum of 2,000,000 shares of our common stock in this offering at $0.05 per share. The shares will be sold by our Vice-president on a best efforts basis. No subscriptions will be accepted until the minimum offering is subscribed. Once accepted, subscriptions are irrevocable and cannot be withdrawn by the subscriber.

Proceeds from this offering will not be deposited into an escrow, trust or similar account, but will instead be deposited in a separate bank account under our name, administered by our directors. If the minimum offering is not completed within 90 days, all funds will be promptly returned to subscribers without interest or deductions. Subscriptions may be accepted or rejected for any reason or for no reason. This offering will remain open until the earlier of the date that all shares offered in this offering are sold and 120 days after the date of this prospectus; provided that, the minimum subscription is sold within 90 days. This offering may be terminated at any time for any reason whatsoever.

No broker-dealer is participating in this offering and no sales commission will be paid to any person in connection with this offering. There is no market for our securities. Our common stock is not listed on any national exchange or the NASDAQ Stock Market. The offering price for our common stock was arbitrarily determined and may not reflect the market price of our shares after the offering.

AN INVESTMENT IN OUR STOCK IS EXTREMELY SPECULATIVE AND INVOLVES SEVERAL SIGNIFICANT RISKS. PROSPECTIVE INVESTORS ARE CAUTIONED NOT TO INVEST UNLESS THEY CAN AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT. WE URGE ALL PROSPECTIVE INVESTORS TO READ THE "RISK FACTORS" SECTION OF THIS PROSPECTUS BEGINNING ON PAGE 5 AND THE REST OF THIS PROSPECTUS BEFORE MAKING AN INVESTMENT DECISION.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of any offer to buy nor shall there by any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

--------------------------------------------------------------------------------
                                  PRICE          UNDERWRITING
                              TO PUBLIC         DISCOUNTS AND        PROCEEDS TO
                              PER SHARE           COMMISSIONS    THE COMPANY (1)
--------------------------------------------------------------------------------
Per Share                     $    0.05              Nil         $          0.05

Maximum 2,000,000 shares      $ 100,000              Nil         $       100,000

Minimum 1,200,000 shares      $  60,000              Nil         $        60,000
================================================================================
(1) Proceeds to Pickford Minerals, Inc. are shown before deducting offering expenses estimated at $15,000 (including legal and accounting fees).

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                 The date of this Prospectus is April 8, 2008.

                               TABLE OF CONTENTS

                                                                            Page

Prospectus Summary                                                             3
Risk Factors                                                                   5
Forward-Looking Statements                                                     9
Use of Proceeds                                                               10
Determination of Offering Price                                               10
Dilution                                                                      10
Market For Common Equity and Related Stockholder Matters                      11
Description of Business                                                       12
Description of Property                                                       18
Plan of Operation                                                             19
Legal Proceedings                                                             20
Directors, Executive Officers, Promoters and Control Persons                  20
Executive Compensation                                                        22
Certain Relationships and Related Transactions                                22
Security Ownership of Certain Beneficial Owners and Management                22
Plan of Distribution                                                          23
Description of Securities                                                     24
Disclosure of Commission Position on Indemnification for Securities Act
Liabilities                                                                   25
Legal Matters                                                                 25
Experts                                                                       25
Changes in and Disagreements With Accountants On Accounting and Financial
Disclosure                                                                    26
Available Information                                                         26
Index To Financial Statements                                                F-1

                               PROSPECTUS SUMMARY

THE FOLLOWING SUMMARY IS NOT COMPLETE AND DOES NOT CONTAIN ALL OF THE INFORMATION THAT MAY BE IMPORTANT TO PROSPECTIVE INVESTORS. EACH PROSPECTIVE INVESTOR IS URGED TO READ THIS PROSPECTUS IN ITS ENTIRETY BEFORE MAKING AN INVESTMENT DECISION TO PURCHASE OUR COMMON STOCK.

As used in this prospectus, unless the context otherwise requires, "we", "us", "our" or "Pickford Minerals" refers to Pickford Minerals, Inc. "SEC" refers to the Securities Exchange Commission. "Securities Act" refers to the Securities Act of 1933, as amended. "Exchange Act" refers to the Securities Exchange Act of 1934, as amended.

PICKFORD MINERALS, INC.

We were incorporated on June 22, 2005, under the law of the State of Nevada. From inception through December 31, 2007, our operations have been primarily limited to organizing our company and acquiring our mineral claims. Our principal office is located at 4620 Manilla Road, S.E., Suite 10, Calgary, Alberta T2G 4B7. Telephone: (403) 561-9535. Facsimile: (403) 206-7062.

We are an exploration stage company. We own a 100% undivided mineral interest in 19 non-contiguous mineral claims covering 475 hectares located within the southeastern part of Labrador, in the province of Newfoundland and Labrador, Canada (the "Paradise River Property"). Our claims give us the exclusive right to any of the mineral deposits situated on the Paradise River Property. Our business plan is to explore the Paradise River Property for commercially exploitable reserves of valuable minerals. The Paradise River Property has no proven or probable mineral reserves, and there is no assurance that it contains commercially exploitable reserves of valuable minerals. All of our claims are presently in good standing.

Exploration for minerals is a speculative venture necessarily involving substantial risk. The expenditures to be made by us on our exploration program may not result in the discovery of commercially exploitable reserves of valuable minerals. The probability of a mineral claim ever having commercially exploitable reserves is extremely remote, and in all probability our mineral claims do not contain any reserves. Any funds spent on the exploration of these claims will probably be lost. If we are unable to find reserves of valuable minerals or we cannot remove the minerals because we either do not have the capital to do so, or because it is not economically feasible to do so, then we will cease operations and you will lose your investment.

We intend to explore the Paradise River Property in two phases. The first phase will consist of expanded geological mapping, and geochemical sampling that will cover previously established grid areas, as well as other prospective sites that may be developed to delineate either base metals or industrial minerals. Geochemical sampling will include rock, stream sediment and till sampling. Several airborne electromagnetic anomalies will be re-verified on the ground and mapped for size and extent. If Phase I develops any high priority targets for further exploration, then we will proceed with the second phase of the proposed exploration program, consisting of 800 to 1000 metres of diamond drilling, mobilized to the nearest road by truck, then helicopter-supported from that point. We anticipate that the first phase of our exploration program will cost approximately $26,680 while the second phase will cost approximately $195,500. To date, we have not commenced exploration on the Paradise River Property.

The minimum proceeds from the sale of the securities being offering in this prospectus will be sufficient for us to complete Phase I of our exploration program. If Phase I identifies high priority targets for further exploration in Phase II, then we expect to complete Phase II within 12 months of the date of this prospectus. We will not have sufficient funds from this offering to initiate Phase II of our exploration plan, even if we sell all of the offered shares. We anticipate that any additional funding that we require will be in the form of equity financing from the sale of our common stock. There is no assurance, however, that we will be able to raise sufficient funding from the sale of our common stock. The risky nature of this enterprise and lack of tangible assets places debt financing beyond the credit-worthiness required by most banks or typical investors of corporate debt until such time as an economically viable mine can be demonstrated. We do not have any arrangements in place for any future equity financing. If we are unable to secure additional funding, we will cease or suspend operations. We have no plans, arrangements or contingencies in place in the event that we cease operations.

If, on the advice of our consulting geologist, we discontinue our exploration of the Paradise River Property, we may seek to acquire other natural resource exploration properties. Any such acquisition will involve due diligence costs in addition to the acquisition cost. We will also have an ongoing obligation to maintain our periodic filings with the appropriate regulatory authorities, which will involve legal and accounting costs. In the event that our available capital is insufficient to acquire an alternative resource property and sustain minimum operations, we will need to secure additional funding or else we will be compelled to discontinue our business.

We have earned no revenue since inception. From June 22, 2005 (inception) through December 31, 2007, we incurred a net loss of $(11,981) with an accumulated shareholder equity of $8,075. Further losses are anticipated in the development of our business. We have limited financial resources and require additional financing to fund our operations. These factors raise substantial doubt about our ability to continue as a going concern. Our ability to achieve and maintain profitability and positive cash flow is dependent upon our ability to locate commercially exploitable reserves of valuable minerals.

Our officers and directors have only recently become interested in natural resource exploration. Neither of them has any professional training or technical credentials in the exploration, development, or operation of mines.
We therefore intend to retain qualified persons on a contract basis to perform the surveying, exploration, and excavating of the property as needed. We do not have any verbal or written agreement regarding the retention of any qualified engineer or geologist for our exploration program. Jacques Whitford have indicated that, subject to availability, they would be prepared to oversee the exploration program, but we have not discussed any terms of such an arrangement. We are also uncertain as to when Jacques Whitford will have qualified personnel available to oversee the exploration program.

We currently have no employees other than our two officers and directors, each of whom will only be devoting six hours per week, to our operations. We do not intend to hire any employees for the next twelve months and until we have proven mineral reserves.

We are controlled by Fidel Thomas and Alfonso Quijada, our sole officers and directors. If we are able to sell all of the offered shares, they will still own 85% of our voting stock.

THE OFFERING

Securities Offered:                                A minimum of 1,200,000 and a maximum of 2,000,000 shares of common stock, par value $0.0001

Offering price:                                    $0.05 per share

Offering period:                                   The offering will remain open until the earlier of the date that all shares offered are sold and 120 days after the date of this prospectus, except that we will have only 90 days to sell at least the first 1,200,000 shares.

Net proceeds to us:                                Minimum:  Approximately $51,000, after estimated expenses of $9,000 assuming sale of 1,200,000 shares

                                                   Maximum:  Approximately $91,000, after estimated expenses of $9,000 assuming sale of 2,000,000 shares

Use of proceeds:                                   We will use the proceeds to pay for debt repayment, prospecting, professional fees and working capital.

Number of shares outstanding before the offering:  11,251,300

Number of shares outstanding after the offering:   Minimum:  12,451,300 assuming sale of 1,200,000 shares

                                                   Maximum:  13,251,300 assuming sale of 2,000,000 share

SUMMARY OF SELECTED FINANCIAL DATA

We are an exploration stage company. From the date of our inception on June 22, 2005, to December 31, 2007, we have not generated any revenue or earnings from operations. As of December 31, 2007, our financial data is as follows:

                                                    As at or for the period from
                                                       June 22, 2005 (inception)
                                                            to December 31, 2007

OPERATIONS DATA

Revenue:                                            $                          0
Net Loss:                                                                 11,981

BALANCE SHEET DATA
Total Assets:                                                              8,075
Total Liabilities:                                                             -
Shareholder Equity (Deficiency):                                           8,075
Net Tangible Book Value:                                                   8,075
Net Tangible Book Value Per Share:                                          0.00

                                  RISK FACTORS

ANY INVESTMENT IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED BELOW AND THE OTHER INFORMATION IN THIS PROSPECTUS BEFORE INVESTING IN OUR COMMON STOCK. IF ANY OF THE FOLLOWING RISKS OCCUR, OUR BUSINESS, OPERATING RESULTS AND FINANCIAL CONDITION COULD BE SERIOUSLY HARMED. INVESTORS MAY LOSE ALL OR PART OF THEIR INVESTMENT IN THIS OFFERING.

(1) IT IS IMPOSSIBLE TO EVALUATE THE INVESTMENT MERITS OF OUR COMPANY BECAUSE WE HAVE NO OPERATING HISTORY.

We are an exploration stage company with no operating history upon which an evaluation of our future success or failure can be made. We were incorporated on June 22, 2005, and have accumulated a net loss of $11,981 against no revenue. Thus far, our activities have been primarily limited to organizational matters, acquiring our mineral claims, obtaining a geology report and the preparation and filing of the offering statement of which this prospectus is a part.

(2) SINCE MINERAL EXPLORATION IS A HIGHLY SPECULATIVE VENTURE, ANYONE PURCHASING OUR STOCK WILL LIKELY LOSE THEIR ENTIRE INVESTMENT.

Potential investors should be aware of the difficulties normally encountered by new mineral exploration companies and the high rate of failure of such enterprises. Exploration for minerals is a speculative venture necessarily involving substantial risk. The expenditures to be made by us on our exploration program may not result in the discovery of commercially exploitable reserves of valuable minerals. The likelihood of success must be considered in light of the problems, expenses, difficulties, complications and delays encountered in connection with the exploration of the mineral properties that we plan to undertake. The probability of a mineral claim ever having commercially exploitable reserves is extremely remote, and in all probability our mineral claims do not contain any reserves. Any funds spent on the exploration of these claims will probably be lost. Problems such as unusual or unexpected formations and other conditions are involved in mineral exploration and often result in unsuccessful exploration efforts. We may also become subject to significant liability for pollution, cave-ins or hazards, which we cannot insure or which we may elect not to insure. In such a case, we would be unable to complete our business plan and our shareholders may lose their entire investment.

(3)     IF WE DO NOT OBTAIN ADDITIONAL FINANCING, OUR BUSINESS MAY FAIL.

The proceeds from this offering are estimated to be sufficient to complete Phase I of the proposed exploration of our mineral claims but we will need to obtain additional financing in order to complete our business plan. As of January 24, 2008, we had cash on hand of $16,950. Our business plan calls for significant expenses in connection with the exploration of our mineral property. Phase I of the proposed exploration program on our claims as recommended by our consulting geologist is estimated to cost $26,680. We will require additional financing in order to complete Phase II, which is estimated to cost $195,500. Furthermore, if our exploration program is successful in discovering commercially exploitable reserves of valuable minerals, we will require additional funds in order to place our mineral claim into commercial production. While we do not presently have sufficient information about the claims to estimate the amount required to place the mineral claims into commercial production, there is a risk that we may not be able to obtain whatever financing is required. Obtaining additional financing will depend on a number of factors, including market prices for minerals, investor acceptance of our properties, and investor sentiment. These factors may make the timing, amount, terms or conditions of additional financing unavailable to us . If we are unsuccessful in obtaining additional financing when we need it, our business may fail before we ever become profitable and our shareholders may lose their entire investment.

(4) SINCE MARKET FACTORS IN THE MINING BUSINESS ARE OUT OF OUR CONTROL, WE MAY NOT BE ABLE TO PROFITABLY SELL ANY MINERALS THAT WE FIND.

If we are successful in locating commercially exploitable reserves of valuable minerals, we can provide no assurance that we will be able to sell it. Numerous factors beyond our control may affect the marketability of any minerals discovered. These factors include fluctuations in the market price of such minerals due to changes in supply or demand, the proximity and capacity of processing facilities for the discovered minerals, government regulations, including regulations relating to prices, taxes, royalties, land tenure, land use, importing and exporting of minerals and environmental protection. The precise effect of these factors cannot be accurately predicted, but the combination of these factors may result in us not receiving an adequate return on invested capital so that our investors may lose their entire investment.

(5) IF WE CANNOT COMPETE SUCCESSFULLY WITH OTHER EXPLORATION COMPANIES, OUR EXPLORATION PROGRAM MAY SUFFER AND OUR SHAREHOLDERS MAY LOSE THEIR INVESTMENT.

We are an exploration stage company engaged in the business of exploring for commercially producible quantities of minerals. We compete with other mineral resource exploration stage companies for financing from a limited number of investors that are prepared to make investments in mineral resource exploration stage companies. The presence of competing mineral resource exploration stage companies may impede our ability to raise additional capital in order to fund our property acquisitions and exploration programs if investors are of the view that investments in competitors are more attractive based on the merit of the mineral properties under investigation and the price of the investment offered to investors.

Many of the resource exploration stage companies with whom we compete have greater financial and technical resources than we do. Accordingly, these competitors may be able to spend greater amounts on acquisitions of properties of merit and on exploration of their properties. In addition, they may be able to afford greater geological expertise in the targeting and exploration of resource properties. As a result, our competitors will likely have resource properties of greater quality and interest to prospective investors who may finance additional exploration and to senior exploration stage companies that may purchase resource properties or enter into joint venture agreements with junior exploration stage companies. This competition could adversely impact our ability to finance the exploration of our mineral property.

(6) COMPLIANCE WITH GOVERNMENT REGULATIONS IN THE COURSE OF EXPLORING OUR MINERAL PROPERTY MAY INCREASE THE ANTICIPATED TIME AND COST OF OUR EXPLORATION PROGRAM SO THAT WE ARE UNABLE TO COMPLETE THE PROGRAM OR ACHIEVE PROFITABILITY.

Exploration and exploitation activities are subject to federal, provincial and local laws, regulations and policies, including laws regulating the removal of natural resources from the ground and the discharge of materials into the environment. Exploration and exploitation activities are also subject to federal, provincial, and local laws and regulations which seek to maintain health and safety standards by regulating the design and use of drilling methods and equipment.

We will be subject to the Mining Act of Newfoundland as we carry out our exploration program. We may be required to obtain work permits, post bonds, and perform remediation work for any physical disturbance to the land in order to comply with these regulations. While our planned exploration program provides for regulatory compliance, there is a risk that new regulations could increase our time and costs of doing business and prevent us from carrying out our exploration program. If we are unable to complete our exploration program or achieve profitability, our investors may lose their entire investment.

(7) SINCE OUR BOARD OF DIRECTORS DOES NOT INTEND TO PAY DIVIDENDS ON OUR COMMON STOCK IN THE FORESEEABLE FUTURE, IT IS LIKELY THAT INVESTORS WILL ONLY BE ABLE TO REALIZE A RETURN ON THEIR INVESTMENT BY RESELLING SHARES PURCHASED THROUGH THIS OFFERING.

We have not paid any cash dividends on our common stock since our inception and we do not anticipate paying cash dividends in the foreseeable future. We intend to retain our earnings, if any, to provide funds for reinvestment in our acquisition and exploration activities. Therefore, we do not anticipate declaring or paying dividends in the foreseeable future. Furthermore, payment of dividends, if any, in the future is within the discretion of the board of directors and will depend on our earnings, if any, our capital requirements and financial condition and other relevant factors.

(8) SINCE OUR EXECUTIVE OFFICERS HAVE NO EXPERIENCE IN MINERAL EXPLORATION AND DO NOT HAVE FORMAL TRAINING SPECIFIC TO MINERAL EXPLORATION, THERE IS A HIGHER RISK THAT OUR BUSINESS WILL FAIL.

Our executive officers have no experience in mineral exploration and do not have formal training in geology or in the technical aspects of management of a mineral exploration company. This inexperience presents a higher risk that we will be unable to complete our business plan for the exploration of our mineral claims. In addition, we will have to rely on the technical services of others with expertise in geological exploration in order for us to carry our planned exploration program. If we are unable to contract for the services of such individuals, it will make it difficult and may be impossible to pursue our business plan. There is thus a higher risk that our operations, earnings and ultimate financial success could suffer irreparable harm and that our investors will lose all of their investment.

(9) IF WE ARE UNABLE TO HIRE AND RETAIN KEY PERSONNEL, WE MAY NOT BE ABLE TO IMPLEMENT OUR BUSINESS PLAN AND OUR BUSINESS WILL FAIL.

We will compete with other mining companies in the recruitment and retention of qualified managerial and technical employees. Our success will be largely dependent upon our ability to hire highly qualified personnel. This is particularly true in highly technical businesses such as mineral exploration. These individuals may be in high demand and we may not be able to attract the staff we need. In addition, we may not be able to afford the high salaries and fees demanded by qualified personnel, or may lose such employees after they are hired. Currently, we have not hired any key personnel and we do not intend to do so for the next 12 months and until we have proved mineral reserves. If we are unable to hire key personnel when needed, our exploration program may be slowed down or suspended.

(10) SINCE OUR OFFICERS HAVE OTHER BUSINESS INTERESTS, THEY WILL ONLY BE DEVOTING SIX HOURS PER WEEK TO OUR OPERATIONS, WHICH MAY RESULT IN PERIODIC INTERRUPTIONS OR SUSPENSIONS OF EXPLORATION.

Our officers have other outside business activities and will only be devoting six hours per month, to our operations. As a result, our operations may be sporadic and occur at times that are convenient to our officers. Consequently, our business activities may be periodically interrupted or suspended.

(11) EVEN IF ALL THE OFFERED SHARES ARE SOLD, OUR OFFICERS AND DIRECTORS WILL OWN A CONTROLLING PERCENTAGE OF VOTING STOCK, WHICH WILL ALLOW THEM TO MAKE KEY DECISIONS AND EFFECT TRANSACTIONS WITHOUT FURTHER SHAREHOLDER APPROVAL.

Upon selling the minimum number of offered shares our directors and executive officer will collectively own 72% of our outstanding voting stock (68% if the maximum number of offered shares are sold). Accordingly, these stockholders, as a group, will be able to control the outcome of stockholder votes, including votes concerning the election of directors, the adoption or amendment of provisions in our Articles of Incorporation and our Bylaws, and the approval of mergers and other significant corporate transactions. These factors may also have the effect of delaying or preventing a change in our management or our voting control. Our Articles of Incorporation do not provide for cumulative voting.

(12) SINCE SUBSTANTIALLY ALL OF OUR ASSETS, DIRECTORS AND OFFICERS ARE LOCATED OUTSIDE THE UNITED STATES, IT MAY BE DIFFICULT FOR INVESTORS TO ENFORCE WITHIN THE UNITED STATES ANY JUDGMENTS OBTAINED AGAINST US OR ANY OF OUR DIRECTORS OR OFFICERS.

Substantially all of our assets are located outside the United States and we do not currently maintain a permanent place of business within the United States. We were incorporated in the State of Nevada and have an agent for service in Carson City, Nevada. Our agent for service will accept on our behalf the service of any legal process and any demand or notice authorized by law to be served upon a corporation. Our agent for service will not, however, accept service on behalf of any of our officers or directors. All of our directors and officers are residents of Canada and neither of them have an agent for service in the United States. Therefore, it may be difficult for investors to enforce within the United States any judgments obtained against us or our officers or directors, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state thereof.

(13) WE MAY ISSUE SHARES OF PREFERRED STOCK WITH GREATER RIGHTS THAN OUR COMMON STOCK, WHICH MAY ENTRENCH MANAGEMENT AND RESULT IN DILUTION OF OUR SHAREHOLDERS' INVESTMENT.

Our Articles of Incorporation authorize the issuance of up to 50,000,000 shares of preferred stock, par value $.0001 per share. The authorized but unissued preferred stock may be issued by our board of directors from time to time on any number of occasions, without stockholder approval, as one or more separate series of shares comprised of any number of the authorized but unissued shares of preferred stock, designated by resolution of our board of directors stating the name and number of shares of each series and setting forth separately for such series the relative rights, privileges and preferences thereof, including, if any: (i) the rate of dividends payable thereon; (ii) the price, terms and conditions of redemption; (iii) voluntary and involuntary liquidation preferences; (iv) provisions of a sinking fund for redemption or repurchase; (v) terms of conversion to common stock, including conversion price, and (vi) voting rights. Such preferred stock may enable our board of directors to hinder or discourage any attempt to gain control of us by a merger, tender offer at a control premium price, proxy contest or otherwise. Consequently, the preferred stock could entrench our management. The market price of our common stock could be depressed to some extent by the existence of the preferred stock. As of the date of this prospectus, no shares of preferred stock have been issued.

(14) INVESTORS MAY NOT BE ABLE TO RESELL ANY SHARES THEY PURCHASE THROUGH THIS OFFERING BECAUSE WE DO NOT INTEND TO REGISTER OUR SHARES FOR SALE IN ANY STATE AND THERE IS NO PUBLIC TRADING MARKET FOR OUR COMMON STOCK.

It may difficult or impossible for investors to sell our common stock or for them to sell our common stock for more than the offering price even if our operating results are positive. We do not intend to register our common stock with any State. Therefore, investors will not be able to resell their shares in any State unless the resale is exempt under the Blue Sky laws of the State in which the shares are to be sold. Our common stock is also not currently listed or quoted upon any established trading system. Most of our common stock will be held by a small number of investors that will further reduce the liquidity of our common stock. Furthermore, the offering price of our common stock was arbitrarily determined by us, without considering assets, earnings, book value, net worth or other economic or recognized criteria or future value of our common stock. Market fluctuations and volatility, as well as general economic, market and political conditions, could reduce our market price.

(15) THE LEVEL OF TRADING ACTIVITY IN OUR STOCK MAY BE REDUCED ONCE OUR SHARES ARE QUOTED ON THE OTC BULLETIN BOARD BECAUSE WE WILL BE SUBJECT TO THE "PENNY STOCK" RULES.

Broker-dealer practices in connection with transactions in "penny stocks" are regulated by penny stock rules adopted by the Securities and Exchange Commission. Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on some national securities exchanges or quoted on Nasdaq). The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and, if the broker-dealer is the sole market maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market, and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, broker-dealers who sell these securities to persons other than established customers and "accredited investors" must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. Consequently, these requirements may have the effect of reducing the level of trading activity, if any, in the secondary market for a security subject to the penny stock rules, and investors in our common stock may find it difficult to sell their shares.

(16) SINCE THERE IS NO ESCROW, TRUST OR SIMILAR ACCOUNT, OUR SUBSCRIBERS' INVESTMENT COULD BE SEIZED BY CREDITORS OR BY A TRUSTEE IN BANKRUPTCY, RESULTING IN THE LOSS OF THE INVESTMENT.

Proceeds from this offering will not be deposited into an escrow, trust or similar account, but will instead be deposited in a separate bank account under our name. Only our officers and directors will have access to the account. Investors will not have the right to withdraw their funds during the offering. Investors will only receive their funds back if we do not raise the minimum amount of the offering within 90 days. As a result, if we are sued for any reason and a judgment is rendered against us, all proceeds from this offering could be seized. If we file a voluntary bankruptcy petition or our creditors file an involuntary bankruptcy petition, our assets will be seized by the bankruptcy trustee, including the proceeds from this offering, and used to pay our creditors. If that happens, our investors will lose their investment, even if we fail to raise the minimum amount in this offering.

                           FORWARD-LOOKING STATEMENTS

INFORMATION IN THIS PROSPECTUS CONTAINS "FORWARD LOOKING STATEMENTS" WHICH CAN BE IDENTIFIED BY THE USE OF FORWARD-LOOKING WORDS SUCH AS "BELIEVES", "ESTIMATES", "COULD", "POSSIBLY", "PROBABLY", "ANTICIPATES", "ESTIMATES", "PROJECTS", "EXPECTS", "MAY", OR "SHOULD" OR OTHER VARIATIONS OR SIMILAR WORDS. NO ASSURANCE CAN BE GIVEN THAT THE FUTURE RESULTS ANTICIPATED BY THE FORWARD-LOOKING STATEMENTS WILL BE ACHIEVED. THESE STATEMENTS CONSTITUTE CAUTIONARY STATEMENTS IDENTIFYING IMPORTANT FACTORS WITH RESPECT TO THOSE FORWARD-LOOKING STATEMENTS, INCLUDING CERTAIN RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO VARY MATERIALLY FROM THE FUTURE RESULTS ANTICIPATED BY THOSE FORWARD-LOOKING STATEMENTS. SUCH STATEMENTS ARE ONLY PREDICTIONS AND INVOLVE KNOWN AND UNKNOWN RISKS, UNCERTAINTIES AND OTHER FACTORS, INCLUDING THE RISKS IN THE SECTION TITLED "RISK FACTORS". AMONG THE KEY FACTORS THAT HAVE A DIRECT BEARING ON OUR RESULTS OF OPERATIONS ARE THE EFFECTS OF VARIOUS GOVERNMENTAL REGULATIONS, THE FLUCTUATION OF OUR DIRECT COSTS AND THE COSTS AND EFFECTIVENESS OF OUR OPERATING STRATEGY. OTHER FACTORS COULD ALSO CAUSE ACTUAL RESULTS TO VARY MATERIALLY FROM THE FUTURE RESULTS ANTICIPATED BY THOSE FORWARD-LOOKING STATEMENTS.

THE FORWARD-LOOKING STATEMENTS ARE BASED UPON MANAGEMENT'S CURRENT VIEWS AND ASSUMPTIONS REGARDING FUTURE EVENTS AND OPERATING PERFORMANCE, AND ARE APPLICABLE ONLY AS OF THE DATES OF SUCH STATEMENTS. WE DO NOT HAVE ANY INTENTION OR OBLIGATION TO UPDATE PUBLICLY ANY FORWARD-LOOKING STATEMENTS, WHETHER AS A RESULT OF NEW INFORMATION, FUTURE EVENTS, CHANGES IN ASSUMPTIONS, OR OTHERWISE.

                                USE OF PROCEEDS

Our offering is being made on a $60,000 minimum and $100,000 maximum, best efforts, self-underwritten basis. The table below sets forth the use of proceeds if 60% (minimum) and 100% (maximum) of the offering is sold.

--------------------------------------------------------------------------
                          IF MINIMUM SOLD            IF MAXIMUM SOLD
                          $        60,000     %      $       100,000     %
--------------------------------------------------------------------------

Total Proceeds            $        60,000   100      $       100,000   100

     Debt Repayment (1)            16,500    27               16,500    17
     Prospecting                   27,000    45               27,000    27
     Consulting Geologist           5,000     8               25,000    25
     Accounting Fees               10,000    17               10,000    10
     Legal fees                     1,000     2               10,000    10
     Working Capital (2)              500     1               11,500    12
--------------------------------------------------------------------------
Total Use of Proceeds     $        60,000   100      $       100,000   100
==========================================================================
(1) "Debt Repayment" refers to the repayment of a loan of $15,000 from a non-affiliated person, plus projected interest at the rate of 20% per annum. Proceeds from the loan are being used to pay for offering expenses, estimated to be $15,000.
(2) "Working Capital" includes office expenses and contingencies, such as unanticipated exploration costs and professional fees.

No proceeds from this offering will be paid to our officers or directors.

                        DETERMINATION OF OFFERING PRICE

There is no established public market for the shares of common stock being registered. As a result, the offering price and other terms and conditions relative to the shares of common stock offered hereby have been arbitrarily determined by us and do not necessarily bear any relationship to assets, earnings, book value or any other objective criteria of value. In addition, no investment banker, appraiser or other independent, third party has been consulted concerning the offering price for the shares or the fairness of the price used for the shares.

                                    DILUTION

On December 31, 2007 we had a tangible book value of $8,075 or $0.00 per share. Tangible book value per share is determined by dividing our total tangible book value at December 31, 2007, by the number of shares of common stock outstanding. The offering price of $0.05 per share substantially exceeds the value of our assets after subtracting our liabilities. Therefore, all current shareholders will realize an immediate increase of $0.01 per share in the net tangible book value of their shares held prior to the offering if the minimum is sold, and an increase of $0.01 per share if the maximum is sold. Purchasers of the shares in the offering will realize an immediate dilution of $0.04 per share in the net tangible book value of their shares if the minimum is sold, and an immediate dilution of $0.04 per share if the maximum is sold.

The following table illustrates the increase to existing shareholders and the dilution to purchasers of the offered shares in their net tangible book value per share, before deducting estimated offering expenses. This table does not take into account any other changes in the net tangible book value of our shares occurring after December 31, 2007.

--------------------------------------------------------------------------------
                                                           MINIMUM       MAXIMUM
--------------------------------------------------------------------------------

Number of shares sold                                    1,200,000     2,000,000
Gross proceeds                                          $   60,000    $  100,000
--------------------------------------------------------------------------------

Offering price per share                                $     0.05    $     0.05
  Net tangible book value per share at
  December 31, 2007                                     $     0.00    $     0.00
  Increase in net tangible book value per share
  attributable to the sale of 1,200,000 (minimum)
  and 2,000,000 (maximum) shares                        $     0.01    $     0.01
Net tangible book value per share at
December 31, 2007, as adjusted for the sale of shares   $     0.01    $     0.01
Dilution per share to new investors in this offering    $     0.04    $     0.04
================================================================================

We may seek additional equity financing in the future, which may cause additional dilution to investors in this offering, and a reduction in their equity interest. The holders of the shares purchased in this offering will have no preemptive rights to purchase any shares we issue in the future in connection with any additional equity financing.

The table below sets forth as of December 31, 2007, the difference between the number of shares purchased and total consideration paid for those shares by existing shareholders, compared to shares purchased by new investors in this offering without taking into account any offering expenses. If the minimum number of shares are sold in this offering, purchasers will contribute 75% of our share capital but will collectively own only 10% of our issued and outstanding shares. If the maximum number of shares are sold in this offering, purchasers will contribute 83% of our share capital but will collectively own only 15% of our issued and outstanding shares.

---------------------------------------------------------------------------------------------------------------
                        TOTAL NUMBER OF SHARES PURCHASED      TOTAL CONSIDERATION AND AVERAGE PER SHARE PRICE
                          MINIMUM              MAXIMUM              MINIMUM                    MAXIMUM
                              PERCENT              PERCENT  AMOUNT  PERCENT  AVERAGE   AMOUNT  PERCENT  AVERAGE
                      NUMBER      (%)      NUMBER      (%)     ($)      (%)      ($)      ($)      (%)      ($)
---------------------------------------------------------------------------------------------------------------

Existing
shareholders      11,251,300       90  11,251,300      85   20,056       25    0.002   20,056       17    0.002

New shareholders   1,200,000       10   2,000,000      15   60,000       75    0.05   100,000       83    0.05
---------------------------------------------------------------------------------------------------------------

Total             12,451,300      100  13,251,300     100   80,056      100    0.01   120,056      100    0.01
==============================================================================================================

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

NO  PUBLIC  MARKET  FOR  COMMON  STOCK

There is presently no public market for our common stock. We anticipate making an application for quotation of our common stock on the NASD OTC bulletin board upon the effectiveness of the registration statement of which this prospectus forms a part. We will not be able to obtain a quotation of our securities on the OTC Bulletin Board without a sponsoring market maker and we have not made any such arrangement. If we are unable to find a sponsoring market maker then a trading market for our common stock will not develop. Even if we are able to locate a market maker, there is no assurance that our common stock will be accepted for quotation on the OTC Bulletin Board, or if quoted, that a public market will materialize.

The OTC Bulletin Board securities are not listed and traded on the floor of an organized national or regional stock exchange. Instead, OTC Bulletin Board securities transactions are conducted through a telephone and computer network connecting dealers in stocks. OTC Bulletin Board stocks are traditionally smaller companies that do not meet the financial and other listing requirements of a regional or national stock exchange.

NEW RULE 144

Pickford Minerals, Inc. is presently a "shell company" as defined under Rule 405 of the Securities Act and Rule 12b-2 of the Exchange Act. The new Rule 144 cannot be relied upon for the resale of securities of a shell company, and may be relied upon to sell securities of a former shell company only if all of the following conditions are met: the issuer has ceased to be a shell company; the issuer is subject to the reporting requirements of the Exchange Act; the issuer has filed all Exchange Act reports required for the past 12 months; and at least one year has elapsed from the time that the issuer filed current Form 10 information on Form 8-K changing its status to a non-shell company.

HOLDERS

There are presently six shareholders of record for the common shares.

DIVIDEND POLICY

We have not declared or paid any cash dividends on our common stock. We currently intend to retain future earnings, if any, to finance the expansion of our business. As a result, we do not anticipate paying any cash dividends in the foreseeable future.

                            DESCRIPTION OF BUSINESS

GENERAL

We were incorporated in the State of Nevada on June 22, 2005. Our office is located at 4620 Manilla Road SE, Suite 10, Calgary, Alberta T2G 4B7. We have no subsidiaries. Our telephone number is (403) 561-9535. Our facsimile number is (403) 206-7062.

We are an exploration stage company in that we are engaged in the search for mineral deposits that are not in either the development or production stage, with a view to exploiting any mineral deposits we discover that demonstrate economic feasibility. Since we are an exploration stage company, there is no assurance that commercially exploitable reserves of valuable minerals exist on our property. We need to do further exploration before a final evaluation of the economic and legal feasibility of our future exploration is determined.

We have no plans, arrangements, commitments, or understandings to engage in a merger or acquisition with another company.

We have not commenced business operations. To date, our activities have been limited to organizational matters, acquiring the Paradise River Property, obtaining a geology report and the preparation and filing of the registration statement of which this prospectus is a part. Our assets are limited to our mineral claims, the acquisition of which has been recorded as an expense in our financial statements in accordance with our accounting policy.

By a Transfer of Mineral Disposition dated November 7, 2005, from a non-affiliated third party, we acquired a 100% interest in the Paradise River
Property: four non-contiguous mineral exploration licenses comprising 19 claims located along southeastern coastal Labrador, approximately 13 kilometers northeast of the community of Charlottetown in Labrador, Canada, having a total area of 475 hectares (1,174 acres). Three of the licenses, comprising nine claims, were inadvertently allowed to expire and were cancelled on January 24, 2007. We reacquired a 100% interest in the same nine claims under a new mineral license by a Transfer of Mineral Disposition dated July 16, 2007, from a non-affiliated third party. The mineral licenses underlying the Paradise River Property are registered with the Government of Newfoundland and Labrador and are presently in good standing.

    MAP OF THE LOCATION OF THE PARADISE RIVER PROPERTY IN LABRADOR, CANADA.


                                [GRAPHIC OMITED]


Mineral property exploration is typically conducted in phases. Each subsequent phase of exploration work is recommended by a geologist based on the results from the most recent phase of exploration. We have not yet commenced the initial phase of exploration on the Paradise River Property. Upon completion of each phase of exploration, we will make a decision as to whether or not we will proceed with each successive phase based upon the analysis of the results of that program. Our directors will make this decision based upon the recommendations of an independent geologist who will oversee the program and record the results.

We presently have no known reserves of any type of mineral. We plan to conduct appropriate exploration work on the Paradise River Property in order to ascertain whether it possesses commercially exploitable reserves of valuable minerals. There can be no assurance that commercially exploitable reserves of valuable minerals exist on the Paradise River Property or that we will discover them, if they exist. If we are unable to find reserves of valuable minerals or we cannot remove the minerals because we either do not have the capital to do so, or because it is not economically feasible to do so, then we will cease operations and our shareholders may lose their investment.

Even if Phase I of our proposed exploration program identifies high priority geological targets suitable for a Phase II diamond drilling program, we will need to raise additional funding to finance the Phase II drilling program and any additional drilling and engineering studies that are required before we will know if we have commercially exploitable reserves of valuable minerals. We anticipate that any additional funding that we require will be in the form of equity financing from the sale of our common stock. There is no assurance, however, that we will be able to raise sufficient funding from the sale of our common stock. The risky nature of this enterprise and lack of tangible assets places debt financing beyond the credit-worthiness required by most banks or typical investors of corporate debt until such time as an economically viable mine can be demonstrated. We do not have any arrangements in place for any future equity financing. If we are unable to secure additional funding, we will cease or suspend operations. We have no plans, arrangements or contingencies in place in the event that we cease operations.

MINERAL CLAIMS

The Paradise River Property consists of two non-contiguous mineral exploration licenses comprising a total of 19 claims having a total area of 425 hectares (mineral rights license numbers 011117M and 013632M), wholly owned by us. We hold all of our mineral titles free and clear of any encumbrances or liens.

The following table sets out all the mineral exploration licenses that currently compose the Paradise River Property.

--------------------------------------------------------------------------------------------
MINERAL                                                          NATIONAL
EXPLORATION                                  NUMBER              TOPOGRAPHIC
LICENSE                                      OF       AREA       SERIES MAP
NUMBER       LICENSEE HOLDER                 CLAIMS  (HECTARES)  SHEET         ISSUANCE DATE
--------------------------------------------------------------------------------------------

011118M      Pickford Minerals, Inc. (100%)  10      250         13H/05        July 13, 2005
013631M      Pickford Minerals, Inc. (100%)   9      225         13H/05        July 4, 2007
--------------------------------------------------------------------------------------------
             TOTALS                          19      475
                                                  (1,174 acres)
============================================================================================

Our mineral exploration licenses entitle us to explore the claims composing the Paradise River Property subject to the laws and regulations of the Province of Newfoundland and Labrador. Title to mineral claims are issued and administered by the Mineral Lands Division of the Ministry of Natural Resources, and title must comply with all provisions under the Mineral Act of Newfoundland and Labrador.

Under Newfoundland law, our mineral licenses may be held for one year after the date of Issuance Date, and thereafter from year to year if, on or before the anniversary date, we perform assessment work on the underlying claims having a minimum value of not less than C$200 per claim in the first year, C$250 per claim in the second year, and C$300 per claim in the third year. If we are unable to complete the assessment work required to be done in any twelve month period, we can maintain our claims in good standing by posting a cash security deposit for the amount of the deficiency. When the deficient work is completed and accepted the security deposit will be refunded. Otherwise, the security deposit will be forfeited. If we do not comply with these maintenance requirements, then we will forfeit our claims at the end of the anniversary date for each respective claim. All of our claims are presently in good standing.

GLOSSARY  OF  TECHNICAL  TERMS

The following are the definitions of certain technical and geological terms used in this Prospectus:

AMPHIBOLITE: A dark-colored metamorphic rock of mafic composition consisting mainly of the minerals hornblende and plagioclase.

ANORTHOSITE: A granular plutonic rock composed largely of labradorite or a more calcic feldspar.

ARCUATE:  Curved or bent.

CALC-SILICATE: pertaining to a rock or mineral that is predominantly composed of calcium, silicon, and oxygen.

CU:  The chemical symbol for Copper.

ESKERS: A long, narrow ridge of coarse gravel deposited by a stream flowing in or under a decaying glacial ice sheet.

FLUVIOGLACIAL: Pertaining to the meltwater streams flowing from wasting glacier ice and esp. To the deposits and landforms produced by such streams, as kame terraces and outwash plains; relating to the combined action of glaciers and streams.

FOLIATED: Of a planar structure or any planar set of minerals in metamorphic rocks that formed from direct pressure during deformation.

GABBRO: Coarse grained mafic intrusive rock composed mainly of plagioclase and pyroxene.

GABBROIC:  Having the quality of gabbro

GNEISS: A layered or banded crystalline metamorphic rock, the grains of which are aligned or elongated into a roughly parallel arrangement.

GRANITE: An igneous (formed from molten material) rock that solidified within the Earth's crust and is principally composed of quartz, feldspar, and biotite.

GRANITIC:  See Granitoid.

GRANITOID:  Pertaining to or composed of granite.

GRANODIORITE: A particular type of igneous rock, composed essentially of the minerals quartz and sodium-rich feldspar.

INTRUSION:  A mass of rock that has been forced into or between other rocks.

INTRUSIVE: A body of igneous rock formed by the consolidation of magma intruded into other rocks, in contrast to lavas, which are extruded upon the surface.

K-FELDSPAR: A type of feldspar containing potassium, an essential mineral in granites.

LEUCOGABBRONORITE: A type of gabbro which contains the mafic minerals clinopyroxene (Ca-Mg rich silicate) and orthopyroxene (Mg-rich silicate).

LITHOSTRUCTURAL:  Geological.

MAFIC: Pertaining to or composed of the ferromagnesian rock-forming silicates, said of some igneous rocks and their constituent minerals.

MEGACRYSTIC: Of or having the quality of a coarse single crystal (discrete nodule).

METAGABBRO: A dark hard intrusive igneous rock that has been altered by heat and/or pressure below the earth's surface

METASEDIMENTARY: Having the quality of a sediment or sedimentary rock that shows evidence of having been subjected to metamorphism.

MIGMATITIZCD: Having the quality of a composite rock composed of igneous or igneous-appearing and metamorphic materials that are generally distinguishable megascopically.

MONZONITE: A granular plutonic rock containing approximately equal amounts of orthoclase and plagioclase, and thus intermediate between syenite and diorite.

NORITE: An intrusive rock similar to gabbro but containing an orthopyroxene (hypersthene) as the dominant mafic mineral.

ORTHOGNEISS: Gneiss formed by squeezing (deformation and usually some recrystallization) of a granitic igneous plutonic rock.

PELITIC: A fine-grained sedimentary rock composed of more or less hydrated aluminum silicates with which are mingled small particles of various other minerals.

PROTOLITH:  the precursor lithology of a metamorphic rock.

PSAMMITIC:  Of or having the quality of fine-grained, clayey sandstone.

QUARTZITE: A very hard, clean, white metamorphic rock formed from a quartz arenite sandstone.

SULPHIDE: minerals in which the metallic elements are chemically bound to sulphur.

HISTORY  OF  THE  CLAIMS

According to the geological report prepared by Jaques Whitford Limited, early knowledge of the area is based mainly on descriptions of coastal localities and 1:500000 scale reconnaissance mapping and mineral exploration of the interior. More recently, complete aeromagnetic coverage and lake-sediment geochemical data have become available for the region.

Geological mapping at 1:100,000 scale, as a 5-year Canada - Newfoundland joint project aimed at mapping an 80 km coastal fringe of the Grenville Province in southern Labrador, was carried out from 1984 to 1987 by the Newfoundland and Labrador Geological Survey. Further studies conducted between 1986 and 1994 used U -Pb geochronology to directly determine the age of deformation within the zones developed throughout the region.

The earliest reported exploration activity in the area includes intermittent work carried out by the British Newfoundland Exploration Company (BRINEX). Initial geological mapping and mineral potential evaluation was carried out in 1954, which resulted in a favorable recommendation of the area for Ti, Cu, Ni and Au mineralization. In 1959, airborne magnetic and electromagnetic surveys were flown, and a combined geological, lake sediment geochemical, ground electromagnetic and prospecting program was undertaken in 1965. Active interest by BR1NEX ceased after further reconnaissance geological mapping in 1966.

Spurred on by the mineral exploration staking rush following the Voisey's Bay discovery, the area has seen mineral exploration during the late 1990s. Consolidated Viscount Resources Ltd and Consolidated Magna Ventures Limited completed some detailed exploration work in the area. Detailed work was completed during 1995 and 1996 over this area, and included prospecting, geological mapping, geochemical sampling, grid establishment and geophysics.

LOCATION AND ACCESS

The Paradise River Property is located approximately 22 km west-southwest of the abandoned community of Paradise River, and 50 km southwest of the community of Cartwright, Labrador, Canada. Our mineral licenses lie within National Topographic Series map sheet 13H/05. The following map shows the distribution of claims held by Pickford Minerals, Inc. in the vicinity of Paradise River, southeastern Labrador.

   MAP OF THE MINERAL EXPLORATION LICENSES OF THE PARADISE RIVER PROPERTY AND
                              GENERALIZED GEOLOGY


                                [GRAPHIC OMITED]

The Paradise River Property is approximately 17 km from tidewater. Cartwright, located 225 km east of the town of Happy Valley - Goose Bay, has a gravel air strip for scheduled air traffic, and is serviced by chartered float plane and scheduled coastal boat traffic during ice free months (June to October). The town has a motel, and some supplies and services can be procured there.

The Paradise River claims are accessible by helicopter for the purpose of an initial property assessment. Lodging and meals could be support from the community of Cartwright, or from a cabin in the vicinity of Paradise River. The Trans Labrador Highway passes east of Paradise River, and at it's closest point is 11.5 km from the property.

TOPOGRAPHIC AND PHYSICAL ENVIRONMENT

The area is moderately to openly forested and underlain by a thick layer of muskeg and Caribou moss. The property area is drained by several intermittent bogs and streams which flow into the Eagle and Paradise Rivers. The topography of the area is relatively flat to locally rugged, with elevations ranging from 100 to 300 meters above sea level.

The claims are located with in the Paradise River ecoregion, classified as having a maritime mid-boreal ecoclimate, with its forests dominated by closed stands of balsam fir and black spruce. The region is dominated by northwest trending (locally northeast-trending in the Paradise River area) lakes and bays which mimic the structural grain of the bedrock. Relief is locally rugged, with elevations reaching 300m above sea level. The area is heavily wooded, with some open barren areas on ridges and hilltops.

Composed of granites, gneisses, and gabbroic intrusive rocks, this area is rough and undulating with deeply dissected coastal margins. Its surface rises rapidly from the sea coast to elevations of about 300 masl, and is covered with sandy morainal deposits of variable thickness. Fluvioglacial deposits are sporadically distributed in the form of eskers and river terraces.

The general area is marked by cool, rainy summers and cold winters. The mean annual temperature is approximately 1 C. The mean summer temperature is 11.5 C and the mean winter temperature is -9 C. The mean annual precipitation ranges 800-1100 mm.

REGIONAL GEOLOGY

The Paradise River Property is located within the Grenville Province, south eastern Labrador, and straddles three major lithostructural terranes: Hawke River, Lake Melville and Mealy Mountains. The Lake Melville terrane is an arcuate belt up to about 60 km wide, but tapering to a much narrower, more highly deformed region toward the southeast.

The main rock types in the Lake Melville terrane are granitoid orthogneisses grading into less migmatized equivalents (1677 +16/-15 Ma), and K-feldspar megacrystic granitoid rocks (1678 +/- 6 Ma). Metasedimentary gneiss forms a high proportion of the Lake Melville terrane, with pelitic and psammitic gneisses most common, but with minor quartzite and calc-silicate units present. The pelitic-psammitic gneisses commonly grade into metasedimentary diatexite. There is a close spatial association between K-feldspar megacrystic granitoid rocks and pelitic metasedimentary gneiss.

Layered mafic intrusions are a key feature of the Lake Melville terrane and mostly concentrated close to the leading (north) edge of the terrane. The rocks include anorthosite, norite, gabbro, and monzonite. A unit unique to the Lake Melville terrane is the Alexis River anorthosite. This severely deformed, distinctive layered intrusive body of anorthosite and leucogabbronorite forms an excellent marker unit, which, despite being less than 5 km wide is traceable along strike for over 150 km.

LOCAL GEOLOGY

The Paradise River property is located two kilometers west of a major thrust fault, which is one of a series of thrust faults associated with the contact of the Lake Melville and Hawke River Terranes. Structures in the property area define a consistent north to northeast trend associated with deformation along a north directed thrust fault two kilometers to the east of the property. The fault is one of a series of faults associated with the boundary between the Lake Melville and Hawke River terranes. Several smaller-scale thrust faults are associated with the boundary of the two terranes in the Crooked Lake area and to the north.

The consistent north trending lineations, fold axes and gneissosities in the Crooked Lake area suggest that deformation associated with regional thrusts zones is penetrative and that fabrics have been structurally rotated along north to northwest-trending axes. Strongly lineated granite outcrops in the area is likely related to deformation along the thrust fault to the east of the property.

The property is underlain by metasedimentary gneiss, including pelitic and psammitic components, granodiorite and granite gneiss, foliated granodiorite, amphibolite and metagabbro.

GEOLOGY  REPORT

In January 2006, we retained Jacques Whitford Limited to complete an initial evaluation of the Paradise River Property and to prepare a geological summary report on it. No representative of Jacques Whitford Limited visited the property prior to preparing the report.

Jacques Whitford Limited is a Canadian owned multidisciplinary environmental engineering and sciences consulting firm providing solutions to clients in both the public and private sectors. Formed in 1972, the firm has grown to more than 1,100 staff located in 40 offices across Canada, the United States and internationally. Jacques Whitford is licensed to practice Professional Geoscience in Newfoundland and Labrador.

RECOMMENDED EXPLORATION PROGRAM

Based on their review of data relating to the Paradise River Property, Jacques Whitford concluded that the Paradise River Property warrants further exploration because the regional and local geology indicate a reasonably prospective environment for hosting Ni-Cu sulphide deposit. In particular, the area contains sulphide-bearing rock, through which mafic, Ni-bearing magma intrudes. The area also contains large, strong conductors, many with magnetic anomalies. Jacques Whitford recommended a two-phase exploration program to further evaluate the property.

An estimated budget for our exploration program is set out in the following table:

--------------------------------------------------------------------------------
PHASE I
--------------------------------------------------------------------------------

Geologist, sampling and mapping supervision                       $  2,700
Geological assistant                                              $  1,500
Rock, stream sediment and till sampling                           $  2,500
Room and board lodging in Charlottetown                           $  1,000
Transportation from Goose Bay to project area                     $ 13,500
Permits, fees, filings, insurance and other administrative items     1,000
Reports and maps                                                     1,000
Overhead                                                          $  3,480
--------------------------------------------------------------------------------

TOTAL PHASE I COSTS:                                              $ 26,680
--------------------------------------------------------------------------------

PHASE II
--------------------------------------------------------------------------------

Diamond Drilling and Core Sampling                                $170,000
Overhead                                                          $ 25,500
--------------------------------------------------------------------------------

TOTAL PHASE II COSTS:                                             $195,500
--------------------------------------------------------------------------------

TOTAL PROGRAM COSTS:                                              $221,180
================================================================================

The above budget was provided to us by Jacques Whitford and is contained in their geological report respecting the Paradise River Property. Actual project costs may exceed Jacques Whitford's estimates.

Proceeds from the sale of the minimum number of offered shares will be sufficient to complete Phase I of the proposed exploration program, but even if we sell all the offered shares, we will not have sufficient funds for Phase II. We will be required to seek additional financing to complete Phase II.

We anticipate that any additional funding that we require will be in the form of equity financing from the sale of our common stock. There is no assurance, however, that we will be able to raise sufficient funding from the sale of our common stock. The risky nature of this enterprise and lack of tangible assets places debt financing beyond the credit-worthiness required by most banks or typical investors of corporate debt until such time as an economically viable mine can be demonstrated. We do not have any arrangements in place for any future equity financing. If we are unable to secure additional funding, we will cease or suspend operations. We have no plans, arrangements or contingencies in place in the event that we cease operations.

MANAGEMENT  EXPERIENCE

Our management has no professional training or technical credentials in the exploration, development, and operation of mines. Consequently, we may not be able to recognize or take advantage of potential acquisition and exploration opportunities in the sector without the aid of qualified geological consultants. Moreover, with no direct training or experience, our management may not be fully aware of the specific requirements related to working in this industry. They may make mistakes in their decisions and choices that could cause our operations and ultimate financial success to suffer irreparable harm.

GEOLOGICAL  AND  TECHNICAL  CONSULTANTS

Since our officers and directors are inexperienced with exploration, we intend to retain qualified persons on a contract basis to perform the surveying, exploration, and excavating of the Paradise River Property as needed. We do not presently have any verbal or written agreement regarding the retention of any such person for the exploration program.

COMPETITIVE  FACTORS

The mining industry is highly fragmented and we will be competing with many other exploration companies looking for minerals. We are one of the smallest exploration companies and are an infinitely small participant in the mineral exploration business. While we will generally compete with other exploration companies, there is no competition for the exploration of minerals from our claims.

We are a junior mineral exploration company. We compete with other junior mineral exploration companies for financing from a limited number of investors that are prepared to make investments in junior mineral exploration companies. The presence of competing junior mineral exploration companies may impact on our ability to raise additional capital in order to fund our exploration programs if investors are of the view that investments in competitors are more attractive based on the merit of the mineral properties under investigation and the price of the investment offered to investors.

We will also be competing with other junior and senior mineral companies for available resources, including, but not limited to, professional geologists, camp staff, mineral exploration supplies and drill rigs.

LOCATION  CHALLENGES

We do not expect any major challenges in accessing the Paradise River Property during the initial exploration stages.

REGULATIONS

Our mineral exploration program is subject to the regulations of the Department of Natural Resources of Newfoundland & Labrador.

We will secure all necessary permits for exploration and, if development is warranted on the property, we will file final plans of operation before we start any mining operations. We anticipate no discharge of water into active stream, creek, river, lake or any other body of water regulated by environmental law or regulation. Restoration of the disturbed land will be completed according to law. All holes, pits and shafts will be sealed upon abandonment of the property. It is difficult to estimate the cost of compliance with the environmental law since the full nature and extent of our proposed activities cannot be determined until we start our operations and know what that will involve from an environmental standpoint.

Exploration stage companies are not required to discuss environmental matters except as they relate to exploration activities. The only "cost and effect" of compliance with environmental regulations in Canada is returning the surface to its previous condition upon abandonment of the property.

EMPLOYEES

We currently have no employees other than our two officers and directors, who have not been paid for their services and will not receive compensation from the proceeds of this offering. We do not have any employment agreements with our directors and officers. We do not presently have pension, health, annuity, insurance, stock options, profit sharing or similar benefit plans; however, we may adopt plans in the future. There are presently no personal benefits available to our officers and directors.

We do not intend to hire additional employees at this time. All of the work on the property will be conducted by unaffiliated independent contractors that we will hire. The independent contractors will be responsible for surveying, geology, engineering, exploration, and excavation. The geologists will evaluate the information derived from the exploration and excavation and the engineers will advise us on the economic feasibility of removing the mineralized material.

                            DESCRIPTION OF PROPERTY

We have a 100% interest in 19 mineral claims comprising the Paradise River Property. This interest only relates to the right to explore for and extract minerals from the claims. We do not own any real property interest in the claims. We do not own or lease any property other than the Paradise River Property.

                               PLAN OF OPERATION

The following discussion and analysis of our plan of operation should be read in conjunction with the financial statements and the related notes. This discussion contains forward-looking statements based upon current expectations that involve risks and uncertainties, such as our plans, objectives, expectations and intentions. Our actual results and the timing of certain events could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under "Risk Factors," "Description of Business" and elsewhere in this prospectus. See "Risk Factors" and "Description of Business".

Our business plan is to explore the Paradise River Property to determine whether it contains commercially exploitable reserves of valuable minerals. We intend to proceed with Phase I of the exploration program recommended by Jacques Whitford. Phase I will consist of expanded geological mapping, and geochemical sampling that will cover previously established grid areas, as well as other prospective sites that may be developed to delineate either base metals or industrial minerals. Geochemical sampling will include rock, stream sediment and till sampling. Several airborne electromagnetic anomalies will be re-verified on the ground and mapped for size and extent. If Phase I develops any high priority targets for further exploration, then we will proceed with Phase II of the proposed exploration program, consisting of 800 to 1000 metres of diamond drilling, mobilized to the nearest road by truck, then helicopter-supported from that point. We anticipate that Phase I will cost approximately $26,680 while Phase II would cost approximately $195,500. To date, we have not commenced exploration on the Paradise River Property.

We expect that Phase I of our exploration program will be concluded by June 1, 2008. During Phase I we will retain a consulting geologist to review all past exploration data relating to the Paradise River Property and plot relevant information on a map. This is known as geological mapping. Based on this mapping, the geologist will choose property areas that are most likely to host economic mineralization. He will then conduct a sampling program focusing on these property areas by gathering rock and soil samples from the identified areas that appear to contain mineralization. The samples will be sent to a laboratory for mineral analysis. By June 30, 2008, we should receive the results of the sample analysis and be able to determine which property areas, if any, contain significant mineralization.

If the results of Phase I warrant further exploration, we plan to commence Phase II of the exploration program in August 2008. Phase II will take approximately three months to complete and will consist of using heavy equipment to drill up to five holes to a depth of 200 meters. Drilling locations will be determined by analyzing the results of the Phase I sampling program. Cylinders of rock will be removed from the drill holes and sent to a laboratory for mineral analysis. Results will indicate the presence of any minerals below the property surface.

We do not have any verbal or written agreement regarding the retention of any qualified engineer or geologist for our exploration program. Jacques Whitford have indicated that, subject to availability, they would be prepared to oversee the exploration program, but we have not discussed any terms of such an arrangement. We are also uncertain as to when Jacques Whitford will have qualified personnel available to oversee the exploration program.

The minimum proceeds from the sale of the securities being offering in this prospectus will be sufficient for us to complete Phase I of our exploration program, as well as anticipated geological consulting fees to complete Phase I of our exploration program. If Phase I of our exploration program identifies high priority targets for further exploration in Phase II, then we expect to complete Phase II within 12 months of obtaining the Phase I results. We will not have sufficient funds from this offering to initiate Phase II of our exploration plan, even if we sell all of the offered shares.

We anticipate that any additional funding that we require will be in the form of equity financing from the sale of our common stock. There is no assurance, however, that we will be able to raise sufficient funding from the sale of our common stock. The risky nature of this enterprise and lack of tangible assets places debt financing beyond the credit-worthiness required by most banks or typical investors of corporate debt until such time as an economically viable mine can be demonstrated. We do not have any arrangements in place for any future equity financing. If we are unable to secure additional funding, we will cease or suspend operations. We have no plans, arrangements or contingencies in place in the event that we cease operations.

Our officers will only be devoting approximately six hours per week of their time to our business. We do not foresee this limited involvement as negatively impacting our company over the next 12 months because all exploratory work is being performed by an outside consultant. If, however, the demands of our business require more time of our officers, such as raising additional capital or addressing unforeseen issues with regard to our exploration efforts, they are prepared to adjust their timetables to devote more time to our business. They may, however, not be able to devote sufficient time to the management of our business, as and when needed.

We do not have plans to purchase any significant equipment or to hire any employees during the next 12 months and until we have proved reserves.

RESULTS OF OPERATIONS

Our business is in the early stage of development. Since inception on June 22, 2005, we have not earned any revenue and we have not identified any commercially exploitable reserves of valuable minerals on our property. We do not anticipate earning revenue until such time as we have entered into commercial production of the Paradise River Property. We are presently in the exploration stage of our business and we can provide no assurance that we will discover commercially exploitable reserves of valuable minerals on the Paradise River Property, or that if such resources are discovered that we will commercially produce them.

We incurred operating expenses in the amount of $11,981 for the period from inception on June 22, 2005 to December 31, 2007. The majority of these operating expenses included: (a) mineral property acquisition and exploration costs of $7,568; (b) professional fees of $1,030; and (c) office expenses of $3,550.

LIQUIDITY AND CAPITAL RESOURCES

Since inception on June 22, 2005, our activities have been financed from the proceeds of share subscriptions and a promissory note for $15,000 issued to a non-affiliated third party on January 23, 2008. The promissory note accrues interest at the rate of 20% per annum, and is due and payable on July 23, 2008. Proceeds from the promissory note were used to pay for offering expenses, claim renewal and working capital. We will to repay the note from the proceeds of this offering.

As of December 31, 2007 we had total assets of $8,075 comprised of $2,044 in cash and cash equivalents, and $1,222 in pre-paid expenses and $4,809 exploration program security deposit. We have sufficient working capital to maintain our present level of operations for the next 12 months. The net proceeds from this offering, together with existing cash, will be sufficient to meet the anticipated cash requirements of our business plan for at least the next 12 months, and will enable us to complete Phase I of our proposed exploration program but not Phase II. We will be required to seek additional funding in order to complete Phase II.

We anticipate that any additional funding that we require will be in the form of equity financing from the sale of our common stock. There is no assurance, however, that we will be able to raise sufficient funding from the sale of our common stock. The risky nature of this enterprise and lack of tangible assets places debt financing beyond the credit-worthiness required by most banks or typical investors of corporate debt until such time as an economically viable mine can be demonstrated. We do not have any arrangements in place for any future equity financing. If we are unable to secure additional funding, we will cease or suspend operations. We have no plans, arrangements or contingencies in place in the event that we cease operations.

                               LEGAL PROCEEDINGS

Neither Pickford Minerals, Inc., nor any of its officers or directors is a party to any material legal proceeding or litigation and such persons know of no material legal proceeding or contemplated or threatened litigation. There are no judgments against Pickford Minerals, Inc. or its officers or directors. None of our officers or directors have been convicted of a felony or misdemeanor relating to securities or performance in corporate office.


          DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

The following sets forth our directors, executive officers, promoters and control persons, their ages, and all offices and positions held. Directors are elected for a period of one year and thereafter serve until their successor is duly elected by the shareholders. Officers and other employees serve at the will of the Board of Directors.

--------------------------------------------------------------------------------
                                                           TERM PERIOD SERVED AS
NAME                POSITION                     AGE            DIRECTOR/OFFICER
--------------------------------------------------------------------------------

Fidel Thomas        Chief Executive Officer,      42             2006 to present
                    President,
                    Chief Financial Officer,
                    and a director

Alfonso Quijada     Vice-President,               37             2007 to present
                    Chief Operatin Officer,
                    Secretary and a director
================================================================================

Fidel Thomas has been an independent corporate communications and business development consultant since 2003. His clients include numerous private and publicly held corporations, including Minco Gold Corp., Minco Silver Corp., Trivello Energy Corp., SMS Active Technologies and Visiphor Corp. Originally, an actor, screen-writer and director, Mr. Thomas was active in the Canadian entertainment industry from 1997 to 2002, through his production company, Inner Vision Images Motion Picture Corp., and later, as an officer and director of AMP Productions, Ltd. from 2003 to 2007. He is also currently Chief Executive Officer and a director of Castmor Resources Ltd, a mineral exploration company having garnet interests in Labrador, Canada.

Mr. Thomas received a Bachelor of Sociology from the University of East London in September, 1994. He earned a Diploma in Media Practice from the University of Central London in 1998. In 2007, he successfully completed a mining professional development course at the Norman B. Keevil Institute of Mining Engineering at the University of British Columbia.

Alfonso Quijada has raised millions of dollars for private and public companies, including $1.8 million for Rhino Films and $2.5 million for an oil refinery in Bulgaria. From 1994 through to 1998 he was the founder and president of New World Artist Productions Inc., an international production company, focused primarily on live-productions and music development in Japan. He was the VP of Investor Relations for Tri-Gate Entertainment Inc. from 2000 to 2003. From 2002 to 2003, Mr. Quijada also headed up investor relations for TNR Gold Corp. Since 2003, he has served as an independent consultant, advising companies on corporate development and finance. He is also currently Chief Operating Officer and a director of Castmor Resources Ltd, a mineral exploration company having garnet interests in Labrador, Canada.

Messrs. Thomas and Quijada are the only "promoters" of our company, as defined by Rule 405 of the Securities Act.

We do not anticipate that any conflicts of interest will arise with respect to our directors' concurrent involvement with Castmor Resources Ltd. or their other business activities. Our directors do not have and will not accept any employment with any enterprise that may conflict with their duties to Pickford Minerals, Inc.

The address for all our officers and directors is 4620 Manilla Road, SE, Suite 10, Calgary, AB T2G 4B7.

INVOLVEMENT IN CERTAIN LEGAL PROCEEDINGS

During the past five years none of our directors, executive officers, promoters or control persons have:

(1) had any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

(2) been convicted in a criminal proceeding or subject to a pending criminal proceeding;

(3) been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or

(4) been found by a court of competent jurisdiction in a civil action, the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

COMMITTEES OF THE BOARD

All proceedings of the board of directors for the year ended December 31, 2007 were conducted by resolutions consented to in writing by our board of directors and filed with the minutes of the proceedings of our board of directors. Our company currently does not have nominating, compensation or audit committees or committees performing similar functions nor does our company have a written nominating, compensation or audit committee charter. Our board of directors does not believe that it is necessary to have such committees because it believes that the functions of such committees can be adequately performed by the board of directors.

Our company does not have any defined policy or procedure requirements for shareholders to submit recommendations or nominations for directors. The board of directors believes that, given the stage of our development, a specific nominating policy would be premature and of little assistance until our business operations develop to a more advanced level. Our company does not currently have any specific or minimum criteria for the election of nominees to the board of directors and we do not have any specific process or procedure for evaluating such nominees. The board of directors will assess all candidates, whether submitted by management or shareholders, and make recommendations for election or appointment.

A shareholder who wishes to communicate with our board of directors may do so by directing a written request addressed to our President, Fidel Thomas, at the address appearing on the first page of this prospectus.

AUDIT COMMITTEE FINANCIAL EXPERT

We do not have a standing audit committee. Our directors perform the functions usually designated to an audit committee. Our board of directors has determined that we do not have a board member that qualifies as an "audit committee financial expert. " as defined in Item 401(e) of Regulation S-B, nor do we have a board member that qualifies as "independent" as the term is used in Item 7(d)(3)(iv)(B) of Schedule 14A under the Securities Exchange Act of 1934, as amended, and as defined by Rule 4200(a)(14) of the NASD Rules.

We believe that our board of directors is capable of analyzing and evaluating our financial statements and understanding internal controls and procedures for financial reporting. Our board of directors does not believe that it is necessary to have an audit committee because management believes that the functions of an audit committees can be adequately performed by the board of directors. In addition, we believe that retaining an independent director who would qualify as an "audit committee financial expert" would be overly costly and burdensome and is not warranted in our circumstances given the stage of our development and the fact that we have not generated any positive cash flows from operations to date.

As we generate revenue in the future, we intend to form a standing audit committee and identify and appoint a financial expert to serve on our audit committee.

                             EXECUTIVE COMPENSATION

To date we have no employees other than our officers. No compensation has been awarded, earned or paid to our officers. We have no employment agreements with any of our officers. We do not contemplate entering into any employment agreements until such time as we have proven mineral reserves.

There is no arrangement pursuant to which any of our directors has been or is compensated for services provided as one of our directors.

There are no stock option plans, retirement, pension, or profit sharing plans for the benefit of our officers or directors. We do not have any long-term incentive plans that provide compensation intended to serve as incentive for performance.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We have issued common stock to the following officers, directors, promoters and beneficial owners of more than 5% of our outstanding securities.

--------------------------------------------------------------------------------
NAME             POSITION WITH COMPANY      SHARES  CONSIDERATION           DATE
--------------------------------------------------------------------------------

Fidel Thomas     Chief Executive         1,000,000  $         100  June 30, 2007
                 Officer, President,
                 Chief Financial
                 Officer, and
                 a director

Alfonso Quijada  Vice-President,         8,000,000  $         800  July 15, 2006
                 Chief Operating
                 Officer, Secretary
                 and a director
================================================================================

Messrs. Thomas and Quijada are the only "promoters" of our company, as defined by the Rule 405 of the Securities Act.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our common stock as of April 1, 2008 by (i) each person known by us to be a beneficial owner of more than five percent (5%) of our issued and outstanding common stock; (ii) each of our Directors and executive officers; and
(iii) all our directors and executive officers as a group.

--------------------------------------------------------------------------------

NAME                                             NUMBER OF SHARES    %
--------------------------------------------------------------------------------

Fidel Thomas                                            1,000,000    9
4620 Manilla Road SE, Suite 10
Calgary, Alberta  T2G 4B7

Alfonso Quijada                                         8,000,000   71
4620 Manilla Road SE, Suite 10
Calgary, Alberta  T2G 4B7
--------------------------------------------------------------------------------

Directors and officers as a group (two persons)         9,000,000   80
================================================================================

Unless otherwise noted, we believe that all persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them. For purposes hereof, a person is considered to be the beneficial owner of securities that can be acquired by such person within 60 days from the date hereof, upon the exercise of warrants or options or the conversion of convertible securities. Each beneficial owner's percentage ownership is determined by assuming that any such warrants, options or convertible securities that are held by such person (but not those held by any other person) and which can be exercised within 60 days from the date hereof, have been exercised.

                              PLAN OF DISTRIBUTION

We are offering the right to subscribe for up to 2,000,000 shares of our common stock at the offering price of $0.05 per share, subject to a 1,200,000 share minimum. We are offering the shares on a self-underwritten, best-efforts basis directly through our Vice-president and director, Alfonso Quijada, who will not receive any commission or other remuneration of any kind for selling shares in this offering, except for the reimbursement of actual out-of-pocket expenses incurred in connection with the sale of the common stock.

In connection with his selling efforts in this offering, Mr. Quijada will not register as broker-dealers pursuant to Section 15 of the Exchange Act, but rather will rely upon the "safe harbor" provisions of Rule 3a4-1 under the Exchange Act. Generally speaking, Rule 3a4-1 provides an exemption from the broker-dealer registration requirements of the Exchange Act for persons associated with an issuer that participate in an offering of the issuer's securities. Mr. Quijada is not subject to any statutory disqualification, as that term is defined in Section 3(a)(39) of the Exchange Act. Mr. Quijada will not be compensated in connection with his participation in this offering by the payment of commissions or other remuneration based either directly or indirectly on transactions in our securities. Mr. Quijada is not, and has not been within the past 12 months a broker or dealer, or an associated person of a broker or dealer. At the end of this offering, Mr. Quijada will continue to primarily perform substantial duties for us or on our behalf otherwise than in connection with transactions in securities. Mr. Quijada has not and will not participate in selling an offering of securities of any issuer more than once every 12 months other than in reliance on Exchange Act Rule 3a4-1(a)(4)(i) or (iii).

In connection with this offering, Mr. Quijada will restrict his participation to the following activities:

1. preparing written communication and delivering such communication through the mails or other means that does not involve oral solicitation by Mr. Quijada of a potential purchaser;

2. responding to inquiries of a potential purchaser in a communication initiated by the potential purchaser; the content of such responses being limited to information contained in the registration statement on Form S-1 filed under the Securities Act of 1933, of which this prospectus forms a part; and

3. performing ministerial and clerical work involved in effecting any transaction.

Neither of our directors will purchase any of the offered common stock. Neither Mr. Thomas nor Mr. Quijada will participate in the offering to satisfy the minimum.

PENNY STOCK REGULATION

The Securities Exchange Commission has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system).

The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document prepared by the Commission, that:

- contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading;

- contains a description of the broker's or dealer's duties to the customer and of the rights and remedies available to the customer with respect to a violation of such duties;

- contains a brief, clear, narrative description of a dealer market, including "bid" and "ask" prices for penny stocks and the significance of the spread between the bid and ask price;

- contains a toll-free telephone number for inquiries on disciplinary actions

- defines significant terms in the disclosure document or in the conduct of trading penny stocks; and

- contains such other information and is in such form (including language, type, size, and format) as the Commission shall require by rule or regulation.

The broker-dealer also must provide the customer with the following, prior to proceeding with any transaction in a penny stock:

-     bid and offer quotations for the penny stock;
-
details of the compensation of the broker-dealer and its salesperson in the transaction;

- the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and

- monthly account statements showing the market value of each penny stock held in the customer's account.

In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitability statement.

These disclosure requirements will have the effect of reducing the trading activity in the secondary market for our stock because it will be subject to these penny stock rules. Therefore, stockholders may have difficulty selling those securities.

TERMS OF SALE OF THE SHARES

This offering is being made on a best efforts basis. No subscriptions will be accepted until the minimum offering is subscribed. Once accepted, subscriptions are irrevocable and cannot be withdrawn by the subscriber. Proceeds from this offering will not be deposited into an escrow, trust or similar account, but will instead be deposited in a separate bank account under our name, administered by our directors. If the minimum offering is not completed within 90 days, all funds will be promptly returned to subscribers without interest or deductions. Subscriptions may be accepted or rejected for any reason or for no reason. This offering will remain open until the earlier of the date that all shares offered in this offering are sold and 120 days after the date of this prospectus; provided that, the minimum subscription is sold within 90 days. We may cease our selling efforts at any time for any reason whatsoever.

Any change in the material terms of this offering after the effective date of this prospectus will terminate the original offer and will entitle any subscribers to a refund of their investment. Material changes include the following: an extension of the offering period beyond the 120 days currently contemplated; a change in the offering price; a change in the minimum purchase amount; a change to allow sales to affiliates in order to meet the minimum sales requirement; a change in the minimum amount of proceeds required to release funds from escrow; and, a change in the application of proceeds. If there is a change in the material terms of this offering, any new offering may be made by means of a post-effective amendment.

METHOD OF SUBSCRIBING

Persons may subscribe by filling in and signing the subscription agreement, and delivering it, prior to the expiration date, to us. The subscription price of $0.05 per share must be paid in cash or by check, bank draft or postal express money order payable in United States dollars to our order.

EXPIRATION DATE

The offering will expire on the earlier of the date that all offered shares are sold and 120 days after the date of this prospectus. We shall terminate the offering 90 days from the date of this prospectus if we are unable to sell 1,200,000 of the offered shares during that period.

                           DESCRIPTION OF SECURITIES

GENERAL

Our authorized capital stock consists of 100,000,000 shares of common stock at a par value of $0.0001 per share and 50,000,000 shares of preferred stock at a par value of $0.0001 per share.

COMMON STOCK

As of the date of this prospectus, there were 11,251,300 shares of our common stock issued and outstanding that are held by six stockholders of record. Holders of our common stock are entitled to one vote for each share on all matters submitted to a stockholder vote. Holders of common stock do not have cumulative voting rights. Therefore, holders of a majority of the shares of common stock voting for the election of directors can elect all of the directors. At all meetings of shareholders, except where otherwise provided by statute or by the Articles of Incorporation, or by these Bylaws, the presence, in person or by proxy duly authorized, of the holder or holders of not less than twenty percent (20%) of the outstanding shares of stock entitled to vote shall constitute a quorum for the transaction of business. A vote by the holders of a majority of our outstanding shares is required to effect certain fundamental corporate changes such as liquidation, merger or an amendment to our articles of incorporation.

Holders of our common stock are entitled to share in all dividends that the board of directors, in its discretion, declares from legally available funds. In the event of liquidation, dissolution or winding up, each outstanding share entitles its holder to participate pro rata in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the common stock.

Holders of our common stock have no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to our common stock.

PREFERRED STOCK

We have authorized 50,000,000 shares of preferred stock at a par value of $0.0001 per share. We have no shares of preferred stock outstanding as of the date of this prospectus.

SHARE PURCHASE WARRANTS

We have not issued and do not have outstanding any warrants to purchase shares of our common stock.

OPTIONS

We have not issued and do not have outstanding any options to purchase shares of our common stock.

CONVERTIBLE SECURITIES

We have not issued and do not have outstanding any securities convertible into shares of our common stock or any rights convertible or exchangeable into shares of our common stock.

NEVADA ANTI-TAKEOVER LAWS

The Nevada Revised Statutes Sections 78.378 through 78.3793, under certain circumstances, place restrictions upon the acquisition of a controlling interest in a Nevada corporation, including the potential requirements of shareholder approval and the granting of dissenters' rights in connection with such an acquisition. These provisions could have the effect of delaying or preventing a change in control of our company.

TRANSFER AGENT

Our transfer agent and registrar is Holladay Stock Transfer, Inc., located at 2939 North 67th Place, Scottsdale, Arizona 85251.

    DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT
                                  LIABILITIES

Our directors and officers are indemnified as provided by the Nevada Revised Statutes, our Articles of Incorporation and our Bylaws. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to our Articles of Incorporation or provisions of the Nevada Business Corporations Act, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question, whether or not such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                 LEGAL MATTERS

The validity of the shares of common stock offered by us was passed upon by Conrad C. Lysiak, Attorney and Counsellor at law in Spokane, Washington.

                                    EXPERTS

Our financial statements as of December 31, 2007 appearing in this Prospectus and Registration Statement have been audited by Vellmer & Chang, Chartered Accountants, an independent registered public accounting firm and are included in reliance upon the report therein included, given on the authority of such firm as experts in auditing and accounting.

The validity of the shares of common stock offered by us was passed upon by Conrad Lysiak, Attorney and Counselor at law in Spokane, Washington.

The geological report for our mineral property was prepared by Jacques Whitford Ltd., and is included in reliance upon such report given upon the authority of said firm as geological experts.

No expert named in the offering statement, nor any partner, officer, director or employee thereof, has a material interest in the issuer or any of its parents or subsidiaries or was connected with the issuer or any of its subsidiaries as a promoter, underwriter, voting trustee, director, officer or employee.

   CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL
                                   DISCLOSURE

In January 2008, we engaged the services of Vellmer & Chang, Chartered Accountants, of Vancouver, British Columbia, to provide an audit of our financial statements for the period from June 22, 2005 (inception) to December 31, 2007. This is our first auditor. We have no disagreements with our auditor through the date of this prospectus.

                             AVAILABLE INFORMATION

We have filed a registration statement on Form S-1 under the Securities Act of 1933 with the Securities and Exchange Commission with respect to the shares of our common stock offered through this prospectus. This prospectus is filed as apart of that registration statement and does not contain all of the information contained in the registration statement and exhibits. For a more complete description of matters involving us, please refer to our registration statement and each exhibit attached to it. Anyone may inspect the registration statement and exhibits and schedules filed with the Securities and Exchange Commission at the Commission's principal office in Washington, D.C. Copies of all or any part of the registration statement may be obtained from the Public Reference Section of the Securities and Exchange Commission, 100 F Street, NE, Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The Securities and Exchange Commission also maintains a web site at http://www.sec.gov that contains reports, proxy statements and information regarding registrants that file electronically with the Commission. In addition, we will file electronic versions of our annual and quarterly reports on the Commission's Electronic Data Gathering Analysis and Retrieval, or EDGAR System. Our registration statement and the referenced exhibits can also be found on this site as well as our quarterly and annual reports. We will not send the annual report to our shareholders unless requested by the individual shareholders.

                         INDEX TO FINANCIAL STATEMENTS

                            PICKFORD MINERALS, INC.
                         (AN EXPLORATION STAGE COMPANY)

                                                                           Pages

FINANCIAL STATEMENTS FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006

Report of Independent Registered Public Accounting Firm                      F-2
Balance Sheets                                                               F-3
Statements of Stockholders' Equity                                           F-4
Statements of Operations                                                     F-5
Statements of Cash Flows                                                     F-6
Notes to Financial Statements                                      F-7 thru F-10

VELLMER & CHANG
CHARTERED ACCOUNTANTS
                                                           505-815 Hornby Street
                                                        Vancouver, B.C., V6Z 2E6
                                                               Tel: 604-687-3773
                                                              Fax:  604-688-3373



            REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


TO  THE  BOARD  OF  DIRECTORS  AND  STOCKHOLDERS  OF

PICKFORD  MINERALS,  INC.
(An exploration stage company)

We have audited the accompanying balance sheets of Pickford Minerals, Inc. (an exploration stage company) as at December 31, 2007 and 2006 and the related statements of stockholders' equity, operations and cash flows for the period from June 22, 2005 (date of inception) to December 31, 2007. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as at December 31, 2007 and 2006 and the results of its operations and its cash flows for the period from June 22, 2005 (date of inception) to December 31, 2007, in conformity with accounting principles generally accepted in the United States.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company incurred losses from operations since inception, has not attained profitable operations and is dependent upon obtaining adequate financing to fulfill its exploration activities. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also discussed in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.




VANCOUVER,  CANADA                         "VELLMER  &  CHANG"
FEBRUARY  21,  2008                        CHARTERED  ACCOUNTANTS


PICKFORD MINERALS, INC.
(An exploration stage company)

Balance Sheets
December 31, 2007 and 2006

(Expressed in U.S. Dollars)
--------------------------------------------------------------------------------------------------------
                                                                           December 31      December 31
                                                                                  2007             2006
--------------------------------------------------------------------------------------------------------

ASSETS

CURRENT ASSETS
Cash and cash equivalents                                                 $      2,044     $          -
Prepaid expenses                                                                 1,222            5,862
--------------------------------------------------------------------------------------------------------

                                                                                 3,266            5,862

Exploration program security deposit                                             4,809            1,841
--------------------------------------------------------------------------------------------------------

TOTAL ASSETS                                                              $      8,075     $      7,703
========================================================================================================

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES

CURRENT LIABILITIES
Accounts payable and accrued liabilities                                             -                -
--------------------------------------------------------------------------------------------------------

TOTAL LIABILITIES                                                                    -                -
--------------------------------------------------------------------------------------------------------

STOCKHOLDERS' EQUITY

SHARE CAPITAL
Authorized:
  50,000,000 preferred shares at a par value of $0.0001 per share
    Issued and outstanding:  Nil
  100,000,000 common shares with a par value of $0.0001 per share
    Issued and outstanding:  11,251,300 common shares                            1,125            1,125
                          (December 31, 2006:  11,251,300)

ADDITIONAL PAID-IN CAPITAL                                                      18,931           18,931

(DEFICIT) ACCUMULATED DURING THE EXPLORATION STAGE                             (11,981)         (12,353)
--------------------------------------------------------------------------------------------------------

TOTAL STOCKHOLDERS' EQUITY                                                       8,075            7,703
--------------------------------------------------------------------------------------------------------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                $      8,075     $      7,703
========================================================================================================

The accompanying notes are an integral part of these financial statements.


PICKFORD MINERALS, INC.
(An exploration stage company)

Statements of Stockholders' Equity
For the period from June 22, 2005 (inception) to December 31, 2007

(Expressed in U.S. Dollars)
-----------------------------------------------------------------------------------------------------------------------
                                                                                                 Deficit
                                                                                             accumulated
                                                                                 Additional       during          Total
                                            Preferred Stock     Common Stock        paid-in  exploration  stockholders'
                                             Shares  Amount  Shares      Amount     capital        stage         equity
-----------------------------------------------------------------------------------------------------------------------

Issuance of common stock for debt
settlement on June 22, 2005 at $0.0001 per
share                                            -   $    -  10,300,000  $ 1,030  $      -   $        -   $      1,030

Issuance of common stock for cash on
October 25, 2005 at $0.02 per share              -   $    -     750,000  $    75  $ 14,925   $        -   $     15,000

Issuance of common stock for debt
settlement on October 31, 2005 at $0.02 per
share                                            -        -     201,300       20     4,006            -          4,026

(Loss) and comprehensive loss for the period     -        -           -        -         -       (6,418)        (6,418)
-----------------------------------------------------------------------------------------------------------------------

Balance, December 31, 2005                       -        -  11,251,300  $ 1,125  $ 18,931   $   (6,418)  $     13,638
-----------------------------------------------------------------------------------------------------------------------

(Loss) and comprehensive loss for the year       -        -           -        -         -       (5,935)        (5,935)
-----------------------------------------------------------------------------------------------------------------------

Balance, December 31, 2006                       -   $    -  11,251,300  $ 1,125  $ 18,931   $  (12,353)  $      7,7035
-----------------------------------------------------------------------------------------------------------------------

Income and comprehensive income for the year     -        -           -        -         -          372             372
-----------------------------------------------------------------------------------------------------------------------

Balance, December 31, 2007                       -   $    -  11,251,300  $ 1,125  $ 18,931   $  (11,981)  $       8,075
=======================================================================================================================

The accompanying notes are an integral part of these financial statements


PICKFORD MINERALS, INC.
(An exploration stage company)

Statements of Operations

(Expressed in U.S. Dollars)
------------------------------------------------------------------------------------------------------------------------------------
                                                                           Cumulative from
                                                                             June 22, 2005
                                                                            (inception) to           Year ended           Year ended
                                                                         December 31, 2007    December 31, 2007    December 31, 2006
------------------------------------------------------------------------------------------------------------------------------------

EXPENSES

Bank charges                                                             $             42     $              6     $             24
Office expenses                                                                     3,550                  314                1,827
Professional fees                                                                   1,030                    -                    -
Resource property acquisition and exploration costs                                 7,568                    -                3,601
Foreign exchange loss (gain)                                                         (209)                (692)                 483
------------------------------------------------------------------------------------------------------------------------------------

LOSS (RECOVERY) FROM OPERATIONS                                                    11,981                 (372)               5,935
------------------------------------------------------------------------------------------------------------------------------------

NET INCOME (LOSS) AND COMPREHENSIVE INCOME (LOSS) FOR THE PERIOD         $        (11,981)    $            372     $         (5,935)
------------------------------------------------------------------------------------------------------------------------------------

BASIC AND DILUTED LOSS PER SHARE                                                              $          (0.00)    $          (0.00)
====================================================================================================================================

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING
- basic and diluted                                                                                 11,251,300           11,251,300
====================================================================================================================================

The accompanying notes are an integral part of these financial statements


PICKFORD MINERALS, INC.
(An exploration stage company)

Statements of Cash Flows

(Expressed in U.S. Dollars)
--------------------------------------------------------------------------------------------------------------
                                                    Cumulative from
                                                      June 22, 2005
                                                     (inception) to           Year ended           Year ended
                                                  December 31, 2007    December 31, 2007    December 31, 2006
--------------------------------------------------------------------------------------------------------------

CASH FLOWS FROM (USED IN) OPERATING ACTIVITIES
Net income (loss) for the period                  $        (11,981)    $            372     $         (5,935)

Changes in operating assets and liabilities
- (increase) decrease in prepaid expenses                   (1,222)               4,640               (5,244)
- accounts payable and accrued liabilities                   5,056                    -               (1,603)
- exploration program security deposit                      (4,809)              (2,968)              (1,400)
--------------------------------------------------------------------------------------------------------------

NET CASH FROM (USED) IN OPERATING ACTIVITIES               (12,956)               2,044              (14,182)
--------------------------------------------------------------------------------------------------------------

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of common stock                      15,000                    -                    -
--------------------------------------------------------------------------------------------------------------

NET CASH PROVIDED BY FINANCING ACTIVITIES                   15,000                    -                    -
--------------------------------------------------------------------------------------------------------------

INCREASE IN CASH AND CASH EQUIVALENTS                        2,044                2,044              (14,182)

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD                   -                    -               14,182
--------------------------------------------------------------------------------------------------------------

CASH AND CASH EQUIVALENTS, END OF PERIOD          $          2,044     $          2,044                    -
==============================================================================================================

The accompanying notes are an integral part of these financial statements

NOTE 1 - ORGANIZATION AND DESCRIPTION OF BUSINESS

Pickford Minerals, Inc. (hereinafter "the Company") was incorporated in the State of Nevada, U.S.A., on June 22, 2005. The Company's fiscal year end is December 31.

The Company has been in the exploration stage since its formation and has not yet realized any revenues from its operations. It is primarily engaged in the acquisition and exploration of mining properties. Upon location of a commercially minable reserve, the Company expects to actively prepare the site for its extraction and enter a development stage. In 2005, the Company acquired mineral interests in two non-contiguous properties located between Paradise River and Eagle River, approximately 22 km. west-southwest of the community of Paradise River, Labrador, Canada, and has not yet determined whether these properties contain reserves that are economically recoverable.

These financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America applicable to a going concern which assume that the Company will realize its assets and discharge its liabilities in the normal course of business. The Company has incurred accumulated losses of $11,981 since inception and has no source of revenue. The future of the Company is dependent upon its ability to obtain financing and upon future acquisition, exploration and development of profitable operations from its mineral properties. These factors create doubt as to the ability of the Company to continue as a going concern. Realization values may be substantially different from the carrying values as shown in these financial statements should the Company be unable to continue as a going concern. Management is in the process of identifying sources for additional financing to fund the ongoing development of the Company's business.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The financial statements of the Company have been prepared in accordance with the generally accepted accounting principles in the United States of America. Because a precise determination of many assets and liabilities is dependent upon future events, the preparation of financial statements for a period necessarily involves the use of estimates that have been made using careful judgment. The financial statements have, in management's opinion been properly prepared within reasonable limits of materiality and within the framework of the significant accounting policies summarized below:

Accounting Method

The Company's financial statements are prepared using the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America.

Cash and Cash Equivalents

For purposes of the statement of cash flows, the Company considers all highly liquid investments and short-term debt instruments with original maturities of
three months or less to be cash equivalents.   As at December 31, 2007 and 2006,
there were no cash equivalents.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses for the reporting period. Actual results could differ from these estimates.

Concentration of Credit Risk

The Company places its cash and cash equivalents with high credit quality financial institutions. As of December 31, 2007 and 2006, the Company had no balance in a bank beyond insured limits.

Foreign Currency Transactions

The Company is located and operating outside of the United States of America. It maintains its accounting records in U.S. Dollars as follows:

At the transaction date each asset, liability, revenue and expense is translated into U.S. dollars by the use of the exchange rate in effect at that date. At the period end, monetary assets and liabilities are remeasured by using the exchange rate in effect at that date. The resulting foreign exchange gains and losses are included in operations.

Fair Value of Financial Instruments

The Company's financial instruments as defined by Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments," include cash and cash equivalents. Fair values were assumed to approximate carrying value for these financial instruments, except where noted. Management is of the opinion that the Company is not exposed to significant interest or credit risks arising from these financial instruments. The Company is operating outside the United States of America and has significant exposure to foreign currency risk due to the fluctuation of currency in which the Company operates and U.S. dollars.

Mineral Property Payments and Exploration Costs

The Company expenses all costs related to the acquisition, maintenance and exploration of mineral claims in which it has secured exploration rights prior to establishment of proved and probable reserves. When it has been determined that a mineral property can be economically developed as a result of establishing proved and probable reserves, the costs incurred to develop such property are capitalized. Such costs will be amortized using the units-of-production method over the estimated life of the probable reserve. To date, the Company has not established the commercial feasibility of its exploration prospects; therefore, all costs are being expensed.

Long-lived assets impairment

Long-term assets of the Company are reviewed for impairment whenever events or circumstances indicate that the carrying amount of assets may not be recoverable, pursuant to guidance established in SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets.

Management considers assets to be impaired if the carrying value exceeds the future projected cash flows from related operations (undiscounted and without interest charges). If impairment is deemed to exist, the assets will be written down to fair value. Fair value is generally determined using a discounted cash flow analysis.

Assets retirement obligations

The Company has adopted SFAS No 143, Accounting for Assets Retirement Obligations which requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred. SFAS No. 143 requires the Company to record a liability for the present value of the estimated site restoration costs with corresponding increase to the carrying amount of the related long-lived assets. The liability will be accreted and the asset will be depreciated over the life of the related assets. Adjustments for changes resulting from the passage of time and changes to either the timing or amount of the original present value estimate underlying the obligation will be made. As at December 31, 2007 and 2006, the Company does not have any asset retirement obligations.

Costs associated with environmental remediation obligations will be accrued when it is probable that such costs will be incurred and they can be reasonably estimated.

Stock-Based Compensation

The Company adopted SFAS No. 123(revised), "Share-Based Payment", to account for its stock options and similar equity instruments issued. Accordingly, compensation costs attributable to stock options or similar equity instruments granted are measured at the fair value at the grant date, and expensed over the expected vesting period. SFAS No. 123(revised) requires excess tax benefits be reported as a financing cash inflow rather than as a reduction of taxes paid.

The Company did not grant any stock options during the years ended December 31, 2007 and 2006.

Comprehensive Income

The Company adopted Statement of Financial Accounting Standards No. 130 (SFAS
130), Reporting Comprehensive Income, which establishes standards for reporting and display of comprehensive income, its components and accumulated balances. The Company is disclosing this information on its Statement of Stockholders' Equity. Comprehensive income comprises equity except those resulting from investments by owners and distributions to owners. The Company has no elements of "other comprehensive income" for the years ended December 31, 2007 and 2006.

Income Taxes

The Company has adopted Statement of Financial Accounting Standards No. 109 (SFAS 109), Accounting for Income Taxes, which requires the Company to recognize deferred tax liabilities and assets for the expected future tax consequences of events that have been recognized in the Company's financial statements or tax returns using the liability method. Under this method, deferred tax liabilities and assets are determined based on the temporary differences between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse.

Basic and Diluted Loss Per Share

In accordance with SFAS No. 128 - "Earnings Per Share", the basic loss per common share is computed by dividing net loss available to common stockholders by the weighted average number of common shares outstanding. Diluted loss per common share is computed similar to basic loss per common share except that the denominator is increased to include the number of additional common shares that would be outstanding if the potential common shares had been issued and if the additional common shares were dilutive.

New Accounting Pronouncements

In June 2006, FASB issued FASB Interpretation No. 48, "Accounting for Uncertainty in Income Taxes - an interpretation of FASB Statement No. 109", which prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006. The Company does not expect the adoption of FIN 48 to have a material effect on its financial condition or results of operations.

In September 2006, FASB issued SFAS No. 157, "Fair Value Measurements" which defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles (GAAP), and expands disclosures about fair value measurements. Where applicable, SFAS No. 157 simplifies and codifies related guidance within GAAP and does not require any new fair value measurements. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. Earlier adoption is encouraged. The Company does not expect the adoption of SFAS No. 157 to have a material effect on its financial condition or results of operations.

In September 2006, the SEC announced Staff Accounting Bulletin No. 108 ("SAB 108"). SAB 108 addresses how to quantify financial statement errors that arose in prior periods for purposes of assessing their materiality in the current period. It requires analysis of misstatements using both an income statement (rollover) approach and a balance sheet (iron curtain) approach in assessing materiality. It clarifies that immaterial financial statement errors in a prior SEC filing can be corrected in subsequent filings without the need to amend the prior filing. In addition, SAB 108 provides transitional relief for correcting errors that would have been considered immaterial before its issuance. The Company does not expect the adoption of SAB 108 to have a material effect on its financial condition or results of operations.

In February 2007, the FASB issued SFAS No. 159, "The fair value Option for Financial Assets and Financial Liabilities - Including an Amendment of FASB Statement No. 115". This statements objective is to improve financial reporting by providing the Company with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. This statement is expected to expand the use of fair value measurement, which is consistent with the FASB's long-term measurement objective for accounting for financial instruments. The adoption of SFAS 159 did not have an impact on the Company's financial statements.

NOTE 3 - MINERAL PROPERTY INTEREST

On October 31, 2005 the Company acquired a 100% interest in two non-contiguous properties located between Paradise River and Eagle River, approximately 22 km. west-southwest of the community of Paradise River, Labrador, Canada. The claims were acquired from a non-affiliated third party for a total consideration of $4,026, which covered an exploration program security deposit and staking and other related costs of $441 (CAD$500) and $3,585, respectively. The Company expensed the staking and other related costs of $3,585 in connection with the acquisition of the mineral claims.

In connection with the above noted mineral property, the Company required had made $4,809 (CAD$4,500) and $1,841 (CAD$2,000) for exploration program security deposit in fiscal year 2007 and 2006, respectively. The Company is required to incur exploration expenditures of CAD$9,300 for the above noted mineral claims before July 13, 2008. Failure in compliance of the exploration requirement will result the forfeiture of the exploration program deposit made to the mining division of Labrador Canada.

NOTE 4 - PREFERRED AND COMMON STOCK

The Company has 50,000,000 shares of preferred stock authorized and none issued.

The Company has 100,000,000 shares of common stock authorized, of which 11,251,300 shares are issued and outstanding. All shares of common stock are non-assessable and non-cumulative, with no preemptive rights.

On June 22, 2005, the Company issued 10,300,000 common stocks for the debt settlement at $0.0001 per share in connection with legal fees paid by a former director of the Company.

On October 25, 2005, the Company issued 750,000 common stocks for cash at $0.02 per share.

On October 31, 2005, the Company issued 201,300 common stocks for debt settlement at $0.02 per share in connection with acquisition of mineral property (Note 3)

NOTE 5 - INCOME TAXES

At December 31, 2007, the Company had deferred tax assets of approximately $4,200 principally arising from net operating loss carryforwards for income tax purposes. As our management cannot determine that it is more likely than not that we will realize the benefit of the deferred tax asset, a valuation allowance equal to the deferred tax asset has been established at December 31, 2007. The significant components of the deferred tax asset at December 31, 2007 and 2006 were as follows:

---------------------------------------------------------------------------
                                   December 31, 2007    December 31, 2006
---------------------------------------------------------------------------
Net operating loss carryforwards  $            4,200   $            4,300
Valuation allowance                           (4,200)              (4,300)
Net deferred tax asset            $                -   $                -
---------------------------------------------------------------------------

At December 31, 2007, we had net operating loss carryforwards of approximately $12,000, which expire in the year 2025 through 2027.

NOTE 6 - COMMITMENT AND CONTINGENCY

See Note 3

NOTE 7 - SEGMENT INFORMATION

The Company currently conducts all of its operations in Canada

NOTE 8 - SUBSEQUENT EVENTS

On January 23, 2008, the Company issued a promissory note of $15,000 to a non affiliated party, bearing interest rate at 20% per annum, unsecured and mature on July 23, 2008.

                                2,000,000 SHARES

                            PICKFORD MINERALS, INC.

                                  COMMON STOCK


                                   PROSPECTUS


We have not authorized any dealer, salesperson or other person to give anyone written information other than this prospectus or to make representations as to matters not stated in this prospectus. Prospective investors must not rely on unauthorized information. This prospectus is not an offer to sell these securities or a solicitation of an offer to buy the securities in any jurisdiction where that would not be permitted or legal. Neither the delivery of this prospectus nor any sales made hereunder after the date of this prospectus shall create an implication that either the information contained herein or the affairs of Pickford Minerals, Inc. have not changed since the date hereof.

Until July 7, 2008, a period of 90 days after the date of this prospectus, all dealers that buy, sell or trade in our securities, whether or not participating in this offering, may be required to deliver a prospectus. This requirement is in addition to the dealers' obligation to deliver a prospectus when acting as an underwriter with respect to its unsold allotment or subscription.